CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN PORTIONS OF THIS EXHIBIT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE OMITTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.


                           "24/7 MEDIA - ASIA NETWORK"



                             MARKETING, DEVELOPMENT,
                                     LICENSE
                                       and
                                    SOFTWARE
                                    AGREEMENT



            THE "24/7 MEDIA - ASIA NETWORK" MARKETING, DEVELOPMENT, LICENSE AND SOFTWARE AGREEMENT, dated October 23, 1998 (the "Agreement"), is made between 24/7 Media, Inc., a Delaware corporation, China Internet Corporation, a Bermuda corporation, and China.com Corporation, a Cayman Islands company.

            WHEREAS, 24/7 Media (as defined below), an Internet advertising and marketing firm, has developed the brand name "24/7 Media" in the United States.

            WHEREAS, China.com (as defined below) wishes to establish a collaboration with 24/7 Media for the development and marketing of the 24/7 Media - Asia Network (as defined below) in the Territory (as defined below), and 24/7 Media wishes to enter into such a collaboration on the terms and conditions set forth below.

            WHEREAS, contemporaneously with the execution and delivery of this Agreement, 24/7 Media, Intelligent Interactions Corporation, an affiliate of 24/7 Media, and China.com are entering into a Software License and Services Agreement pursuant to which 24/7 Media will provide to China.com a nonexclusive license to use 24/7 Media's Adfinity System to serve advertisements on the Internet and support services in connection with the Adfinity System, on the terms set forth therein.

            WHEREAS, contemporaneously with the execution and delivery of this Agreement, 24/7 Media and China.com are entering into a Trademark License Agreement pursuant to which 24/7 Media will provide to China.com an exclusive license to use the "24/7 Media" trademark in the Territory in connection with the 24/7 Media - Asia Network, on the terms set forth therein.

            THEREFORE, in consideration of the premises and of the covenants herein contained, 24/7 Media, China.com and CIC (as defined below) agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

            For purposes of this Agreement, the following terms shall have the meanings specified below.

                  "Adfinity System" shall mean the Adfinity(TM) software and internet ad serving system owned by Intelligent Interactions Corporation, an Affiliate of 24/7 Media, and licensed to China.com in connection with the 24/7 Media - Asia Network as provided in the Software License Agreement.

                  "Affiliate" shall mean any corporation or other entity which controls, is controlled by, or is under common control with a party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

                  "Affiliated Web Sites" shall mean all Web sites that have authorized China.com to sell advertising on their behalf, including Co-Branded Web Sites.

                  "Aggregate Minimum Revenue Target" shall mean $ * of Sales Revenue generated by the 24/7 Media - Asia Network, provided, however, that if the Equity Exchange is not consummated pursuant to Section 3.1 below, such amount shall be $ * .

                  "Asian-based Advertising" shall mean advertising sold by China.com or its Affiliates directed at internet users in the Territory.

                  "Base Revenue Target" shall mean $100,000 of Sales Revenue generated by the 24/7 Media - Asia Network in a calendar month period.

                  "China.com" shall mean China.com Corporation, a Cayman Islands corporation, together with any Designated Subsidiary.

                  "CIC" shall mean China Internet Corporation, a Bermuda corporation, and its Affiliates.


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                                       -2-

                  "Co-Branded Web Sites" shall mean all Web sites now or in the future operated on a joint or otherwise cooperative basis by China.com and another person or entity under their joint names or under the name of the other person or entity.

                  "Designated Subsidiary" shall mean a wholly-owned subsidiary of China.com Corporation formed solely for the purpose of operating the 24/7 Media - Asia Network and exercising its rights under each of the Trademark License Agreement and the Software License Agreement.

                  "Effective Date" shall mean the date first written above.

                  "Equity Exchange" shall mean the exchange of equity interests in 24/7 Media and China.com on the terms set forth in Article III hereof.

                  "Interim Revenue Target" shall mean the lower of (i) the cumulative Sales Revenue of $20 million generated by the 24/7 Media - Asia Network or (ii) the dollar amount represented by the product of (A) 24/7 Media's percentage share of the U.S. Internet advertising market and (B) the total dollar value of the Asian-based Internet advertising market. As used in this definition, the total dollar value of the U.S. Internet advertising market and the total dollar value of the Asian-based Internet advertising market shall be measured by Jupiter Communications (or, if Jupiter Communications is unavailable, a similar third party provider of Internet market statistical information mutually agreed upon by the parties).

                  "Initial Revenue Target" shall mean the lower of (i) the cumulative Sales Revenue of $7.5 million generated by the 24/7 Media - Asia Network or (ii) the dollar amount represented by the product of (A) 24/7 Media's percentage share of the U.S. Internet advertising market and (B) the total dollar value of the Asian-based Internet advertising market. As used in this definition, the total dollar value of the U.S. Internet advertising market and the total dollar value of the Asian-based Internet advertising market shall be measured by Jupiter Communications (or, if Jupiter Communications is unavailable, a similar third party provider of Internet market statistical information mutually agreed upon by the parties).

                  "Joint Marketing Agreement" shall mean the Joint Marketing and Advertising Agreement, dated June 17, 1998 between 24/7 Media and CIC attached hereto as Exhibit D.

                  "Mutual Non-Disclosure Agreement" shall mean the Mutual Non-Disclosure Agreement, dated September 9, 1998 between 24/7 Media and China.com attached hereto as Exhibit C.

                  "Net Revenue" shall mean all Sales Revenue generated by China.com and its Affiliates, minus (i) commissions paid to Affiliated Web Sites and (ii) the imputed Web site fee set forth in Section 5.2(a)(2) below.

                  "Permitted Rights" shall mean the rights of China.com's Co-Branded Web Site partners to sell their own inventory pursuant to China.com's agreements with such partners.

                  "Proprietary Web Sites" shall mean all Websites currently or in the future owned and operated by China.com or its Affiliates, including but not limited to the Websites located at the URLs www.China.com., www.Taiwan.com and www.Hongkong.com, but excluding the China Wide Web (www.cww.com).

                  "Royalty Term" shall mean the period of seven years commencing on the last day of the month in which China.com first achieves the Base Revenue Target, unless extended pursuant to Section 7.1(a) below.

                  "Sales Revenue" shall mean all revenue generated from advertising sales, net of commissions retained or paid to advertising agencies.

                  "Software License Agreement" shall mean the Software License and Services Agreement of even date herewith between 24/7 Media, Inc. and China.com. attached hereto as Exhibit A.

                  "Systems Personnel" shall mean those employees of 24/7 Media or its Affiliates whose primary function is to support the Adfinity System.

                  "Territory" shall mean the Asian territories or countries of Mainland China, Taiwan, Hong Kong, Singapore, Asean Nations, Australia, Korea and Japan.

                  "Trademark License Agreement" shall mean the Trademark License Agreement of even date herewith between 24/7 Media and China.com. attached hereto as Exhibit B.

                  "Trademark License" shall mean the limited exclusive license of the "24/7 Media" trademark to China.com pursuant to the Trademark License Agreement.

                  "24/7 Media" shall mean 24/7 Media, Inc., a Delaware corporation.

                  "24/7 Media - Asia Network" shall mean the Proprietary Web Sites, the Affiliated Web Sites and Co-Branded Web Sites.

                  "24/7 Media - U.S. Network" shall mean the 24/7 Network of Web sites operated by 24/7 Media in the United States.

                  "U.S.-based Advertising" shall mean advertising sold by 24/7 Media and its Affiliates directed at U.S. Internet users.

                                   ARTICLE II.
                    SCOPE AND STRUCTURE OF THE COLLABORATION

      2.1. General. 24/7 Media and China.com wish to establish a collaborative alliance to develop and market the 24/7 Media - Asia Network in the Territory. During the course of this collaboration, 24/7 Media and China.com shall communicate regularly and shall have the respective rights and responsibilities described herein for the development and marketing of the 24/7 Media - Asia Network in the Territory.

      2.2. License of 24/7 Media Name. Simultaneously with the execution of this Agreement, 24/7 Media is granting to China.com a limited exclusive license of the "24/7 Media" name for use by China.com in the Territory solely in connection with the 24/7 Media - Asia Network on the terms set forth in the Trademark License Agreement.

      2.3. Adfinity System. Simultaneously with the execution of this Agreement, 24/7 Media is granting to China.com a non-exclusive license of the Adfinity System to China.com and providing support services in respect thereof upon the terms set forth in the Software License Agreement.

      2.4. Sale of Ad Inventory. Each of 24/7 Media and China.com shall sell ad inventory for the 24/7 Media - Asia Network in accordance with Article V hereof.

      2.5. Equity Exchange. As mutual consideration for this Agreement, the parties shall acquire an equity interest in one another in accordance with
Article III hereof.


                                  ARTICLE III.
                                 EQUITY EXCHANGE

      3.1. Equity Exchange. (a) Within 45 days after the Effective Date, China.com shall issue to 24/7 Media shares of common stock of China.com representing ten percent (10%) of the issued and outstanding capital stock of China.com, and 24/7 Media shall issue to China.com shares of 24/7 Media common stock with an equivalent fair market value. Each party covenants to use its best efforts to consummate the Equity Exchange within 45 days after the Effective Date.

            (b) 24/7 Media shall have the right to substitute up to $3 million of cash in lieu of a portion of the 24/7 Media common stock, valued at the then fair market value; the proceeds of any such cash investment shall be dedicated by China.com solely to the development and enhancement of the 24/7 Media - Asia Network.

            (c) The parties acknowledge that the Equity Exchange is a material inducement to each party's willingness to enter into this Agreement. Within 30 days after the Effective Date, China.com shall obtain a valuation as of the Effective Date of the capital stock of China.com from Merrill Lynch & Co., which determination shall be binding on all parties. Each party hereto understands and acknowledges that Merrill Lynch has provided investment banking services to each of China.com and 24/7 Media, and that the expenses and fees of Merrill Lynch incurred in connection with such valuation shall be shared equally between the parties hereto.

            (d) The fair market value of 24/7 Media's common stock shall be the average closing price per share quoted on the Nasdaq National Stock Market for the fifteen trading days prior to the date on which the fair market value per share of capital stock of China.com corporation is fixed.

            (e) The parties agree to enter into a mutually acceptable exchange agreement to consummate the Equity Exchange that contains customary and appropriate representations and warranties, covenants and other provisions, and otherwise reflects the terms of this Article 3.


                                   ARTICLE IV.
                  DEVELOPMENT OF THE 24/7 MEDIA - ASIA NETWORK

      4.1.  Development of 24/7 Media - Asia Network.

            (a) Web sites in the 24/7 Media - Asia Network. China.com shall include in the 24/7 Media - Asia Network its Proprietary Web Sites and other properties on the following basis:

                  (i) Proprietary Web Sites: All Proprietary Web Sites will be added to the 24/7 Media - Asia Network on an exclusive agency license basis, subject only to the right of Xinhua News, an Affiliate of China.com, to sell inventory, on the terms set forth on Exhibit F attached hereto.

                  (ii) Co-Branded Web Sites: Co-Branded Web Sites will be added to the 24/7 Media - Asia Network on an exclusive agency license basis, subject to the terms of China.com's agreements with, and the consent of, its co-branding partners. Such Co-Branded Web Sites and co-branding partners shall retain the right to sell their own ad inventory.

            (b) Continual Recruitment of Web sites, Advertisers and Sales Force. China.com covenants to use its best efforts to continually recruit Web sites, advertisers and sales force and sell Asian-based advertising in order to enhance, develop and promote the 24/7 Media - Asia Network for as long as the Trademark License remains in effect.

            (c) Continual Development of Network. Each of the parties covenants to use its best efforts to develop, enhance and promote the 24/7 Media
- Asia Network. In connection therewith, each party and its respective Affiliates agree that they shall not take any action to compete with, or to establish a network of Web sites to compete with, the 24/7 Media - Asia Network in the Territory.

      4.2. Sales Duties of China.com. China.com shall have the following duties and responsibilities in connection with the 24/7 Media - Asia Network:

            (a) Sales of Advertising. China.com shall sell all Asian-based Advertising on the 24/7 Media - Asia Network and shall collect payments from Customers and distribute appropriate payments to Affiliated Web Sites.

            (b) Size of Sales Staff. China.com shall maintain a technically competent and experienced sales force assigned to market the 24/7 Media - Asia Network and devoted to maintaining accounts with Customers and developing new accounts for sale of ad inventory.

            (c)   Other Duties. China.com and its Affiliates shall:

                  (i) Collect from Customers, to the extent required by law or regulation, any customs and like charges, and sales, value added tax, if any, and other taxes;

                  (ii) Comply in all respects with all applicable laws, regulations and approvals governing the sale of ad inventory and the operation of the 24/7 Media - Asia Network, and conduct itself in a professional manner in accordance with industry standards so as not to cause disrepute or ill favor to 24/7 Media or the 24/7 Media - Asia Network;

                  (iii) Not enter into any agreements in respect of the Proprietary Web Sites that would or might adversely impact the potential benefits to be realized by 24/7 Media in connection with the 24/7 Media - Asia Network or the provisions of this Agreement, the Software License Agreement or the Trademark License Agreement;

                  (iv) Maintain the highest standards of quality and use its best efforts to continually promote and protect the integrity of the 24/7 Media - Asia Network and the Trademark License, and continue to employ and maintain the "24/7 Media" name and trademark in connection with all marketing, promotion and sales of advertising related to the Web sites included in the 24/7 Media - Asia Network as long as the Trademark License remains in effect; and

                  (v) Promptly investigate and immediately report to 24/7 Media all customer complaints or reports of incidents or governmental action relating to the 24/7 Media - Asia Network of which it has knowledge and cooperate with 24/7 Media in the handling of such complaints, reports of incidents and governmental action; and, during the Term of this Agreement and for a period of five years thereafter, maintain records of all sales of ad inventory.

      4.3. Duties of 24/7 Media. (a) 24/7 Media shall provide consulting advice on the development of the 24/7 Media - Asia Network. In particular, 24/7 Media will provide the following:

                  (i) documentation and advice on recruitment of Web sites, advertisers and sales force to the 24/7 Media - Asia Network,

                  (ii) advice in respect of development of marketing materials and establishment of rate cards, and

                  (iii) other advice or documentation reasonably requested by China.com or that 24/7 Media otherwise deems appropriate.

            (b) 24/7 Media shall also have the following duties and responsibilities in connection with the 24/7 Media - Asia Network:

                  (i) Maintain the highest standards of quality and use its best efforts to continually promote and protect the integrity of the 24/7 Media - Asia Network and the Trademark License; and

                  (ii) Comply in all respects with all applicable laws, regulations and approvals governing the 24/7 Media - Asia Network, and conduct itself in a professional manner in accordance with industry standards so as not to cause disrepute or ill favor to the 24/7 Media - Asia Network.


                                   ARTICLE V.
                            SALES REVENUE; SALE OF AD
                               INVENTORY; EXPENSES

      5.1. Net Revenue. (a) Subject to Section 5.2 below, China.com shall pay to 24/7 Media * of the Net Revenue generated during the Royalty Term. The remaining
* of Net Revenue shall be retained by China.com.

            (b) China.com shall pay all amounts due to 24/7 Media via wire transfer of immediately available funds to an account at a bank in the United States designated by 24/7 Media, or through other payment methods approved in writing in advance by both China.com and 24/7 Media. Any payment shall be payable to 24/7 Media monthly with the delivery of the financial reports required by Section 5.6. All payments shall be made in U.S. dollars. China.com shall prepare and deliver to 24/7 Media the financial reports required by
Section 5.6.


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                                       -8-

      5.2. Sale of Advertising Inventory. For purposes of Section 5.1(a) above, the following shall apply:

            (a)   Sales on Proprietary Web Sites.

                  (i) All sales of advertising on Proprietary Web Sites shall be sold exclusively by China.com, except for sales by 24/7 Media pursuant to Section 5.4(a) below and subject only to the right of Xinhua News as provided in Exhibit F attached hereto;

                  (ii) Net Revenue from advertising sales on Proprietary Web Sites shall be adjusted by subtracting an imputed Web site fee of * of such Net Revenue to be retained by China.com; the Net Revenue allocable to the 24/7 Media - Asia Network after such deduction shall be subject to
      Section 5.1.

            (b)   Sales on Co-Branded Web Sites.

                  (i) All sales of advertising on Co-Branded Web Sites shall be sold exclusively by China.com, except for sales by 24/7 Media pursuant to Section 5.4 (a) below and any Permitted Rights;

                  (ii) Net Revenue from advertising sales on Co-Branded Web Sites shall be adjusted by subtracting all agency and royalty splits/payments between the Co-Branded Web Site and China.com; the New Revenue allocable to the 24/7 Media - Asia Network after such deduction shall be subject to Section 5.1.

      5.3. Prior Sales Agreement. The parties hereto are parties to the Joint Marketing Agreement attached hereto as Exhibit D. The parties agree that the Joint Marketing Agreement is hereby terminated.

      5.4. Sales by 24/7 Media on the 24/7 Media - Asia Network.

            (a) 24/7 Media shall have the exclusive agency to sell U.S.-based Advertising on the 24/7 Media - Asia Network. 24/7 Media shall use its best efforts to collect all amounts due from the sale of advertising by 24/7 Media on the 24/7 Media - Asia Network.

            (b) 24/7 Media shall pay to China.com * of the Sales Revenue that 24/7 Media collects from the sale of U.S.-based Advertising on the 24/7 Media - Asia Network. The remaining * of such Sales Revenue shall be retained by 24/7 Media. 24/7 Media shall pay to China.com all amounts due hereunder via wire transfer of immediately available funds to an account at a bank in Hong Kong designated by China.com, or through other payment methods approved in writing in advance by both China.com and 24/7 Media. Any payment shall be payable


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                                       -9-
to China.com monthly with delivery of the financial reports required by Section
5.6. All payments shall be made in U.S. dollars. 24/7 Media shall prepare and deliver to China.com the financial reports required by Section 5.6.

            (c) In connection with sales pursuant to (a) above, 24/7 Media shall maintain a technically competent and experienced sales force assigned to the sale of U.S.-based Advertising on the 24/7 Media - Asia Network and devoted to maintaining accounts with Customers and developing new accounts for sale of ad inventory on the 24/7 Media - Asia Network. In particular, 24/7 Media shall dedicate the following numbers of sales personnel to the sale of U.S.-based Advertising on the 24/7 Media - Asia Network in accordance with the following schedule:

                  (i)   1999: 1.5 full-time equivalent sales personnel,

                  (ii)  2000: 2 full-time equivalent sales personnel, and

                  (iii) 2001 and subsequent years: 3.5 full-time equivalent
                        sales personnel.

      5.5. Sales by China.com on the 24/7 Media - U.S. Network.

            (a) China.com shall have the exclusive agency to sell all Asian-based Advertising on the 24/7 Media - U.S. Network. China.com shall use its best efforts to collect all amounts due from the sale of advertising by China.com on the 24/7 Media - U.S. Network.

            (b)   China.com shall pay to 24/7 Media          *         of the
Sales Revenue that China.com collects from the sale of Asian-based advertising
on the 24/7 Media - U.S. Network. The remaining        *          of such Sales
Revenue shall be retained by China.com. China.com shall pay to 24/7 Media all amounts due hereunder via wire transfer of immediately available funds to an account at a bank in the U.S. designated by 24/7 Media, or through other payment methods approved in writing in advance by both China.com and 24/7 Media. Any payment shall be payable to 24/7 Media monthly with delivery of the financial reports required by Section 5.6. All payments shall be made in U.S. dollars. China.com shall prepare and deliver to 24/7 Media the financial reports required by Section 5.6.

            (c) In connection with sales on the 24/7 Media - U.S. Network, China.com shall dedicate the following numbers of sales personnel to the sale of Asian-based Advertising on the 24/7Media - U.S. Network in accordance with the following schedule:

                  (i)   1999: 2 full-time equivalent sales personnel,

                  (ii)  2000: 3 full-time equivalent sales personnel, and

                  (iii) 2001 and subsequent years: 5 full-time equivalent sales personnel.


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                                      -10-

      5.6. Financial Reports; Audit Rights.

            (a) During the term of this Agreement, each of 24/7 Media and China.com shall within thirty (30) days after each calendar month furnish to the other party a written monthly report showing: (a) the Sales Revenue of the 24/7 Media - Asia Network sold by each such party and its respective Affiliates during the reporting period and the calculation of Net Revenue from such Sales Revenue; (b) the Sales Revenue by China.com on the 24/7 Media - U.S. Network during the reporting period and the calculation of Net Revenue from such Sales Revenue; (c) withholding taxes, if any, required by law to be deducted in respect of such sales; and (d) the exchange rates used in determining the amount of United States dollars. Each of 24/7 Media and China.com shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and net sales.

            (b) Upon the written request, each of 24/7 Media and China.com shall permit an independent public accountant, mutually selected and approved by both 24/7 Media and China.com, to have reasonable access during normal business hours to the financial records and reports of each party as may be reasonably necessary in connection with the Net Revenue calculations required by Section
5.1 and to verify the accuracy of the reports described in (a) above, in respect of any fiscal year ending not more than thirty-six (36) months prior to the date of such request. All such verifications shall be conducted upon reasonable prior notice and not more than once in each calendar year. Each party agrees that all information subject to review under this Section 5.6 is confidential and that it shall cause its representatives to retain all such information in confidence in accordance with the Mutual Non-Disclosure Agreement.

      5.7. Reimbursement for Out-of-Pocket Travel Expenses of 24/7 Media. China.com shall reimburse 24/7 Media's travel expenses for those employees described in (a) and (b) below in accordance with the China.com Corporate Travel Expense Reimbursement Policy, as set forth in Exhibit E hereto.

            (a) Systems Personnel of 24/7 Media. China.com shall pay all out-of-pocket expenses for 24/7 Media Systems Personnel to travel between the United States and the Territory or otherwise in respect of the establishment, development or support of the 24/7 Media - Asia Network.

            (b) Non-Systems Personnel of 24/7 Media. Each of China.com and 24/7 Media shall pay one-half (1/2) of the out-of-pocket travel expenses for 24/7 Media Non-Systems Personnel to travel between the United State and the Territory or otherwise in respect of the establishment, development or support of the 24/7 Media - Asia Network.

      5.8. Other Out-of-Pocket Expenses of 24/7 Media. China.com shall pay all out-of-pocket expenses for all hardware, bandwith and all other non-software requirements in respect of the 24/7 Media - Asia Network in accordance with the estimate of such expenses set forth on Schedule 5.5 attached hereto.

                                   ARTICLE VI.
                         REPRESENTATIONS AND WARRANTIES

      6.1. Representations and Warranties of each Party. Each party represents and warrants to the other that it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this Agreement, and that the performance of such obligations will not conflict with its charter documents or any agreements, contracts or other arrangements to which it is a party.

      6.2. Representations of China.com. China.com represents and warrants to, and covenants with, 24/7 Media that:

            (a) China.com is a corporation duly organized and validly existing under the applicable laws of the Cayman Islands and has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

            (b) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of China.com enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

            (c) the execution, delivery and performance of this Agreement, the Trademark License Agreement and the Software License Agreement, the consummation by China.com of the transactions contemplated hereby and thereby will not (i) require the consent, license, permit, waiver, approval or other action of any court or governmental authority, or any other individual, partnership, corporation or other association, (ii) violate or conflict with any provision of the Certificate of Incorporation or by-laws (or their equivalent) of China.com as in effect immediately prior to and immediately after the Effective Date, or
(iii) constitute a default under, violate or conflict with, give rise to a right of termination, cancellation, acceleration or modification under or result in a loss of a material benefit under, any law, contract, rights related to intellectual property to which China.com or its properties are bound;

            (d) China.com has disclosed to 24/7 Media all material facts and information known to China.com concerning China.com, its condition and this Agreement or otherwise, and has not made any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements contained herein not misleading; and

            (e) China.com represents that it owns and controls the Proprietary Web Sites and has the authority to include such Proprietary Web Sites in the 24/7 Media - Asia Network on the basis described in this Agreement.

      6.3. Representations of 24/7 Media. 24/7 Media represents and warrants to, and covenants with, China.com that:

            (a) 24/7 Media is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

            (b) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of 24/7 Media enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

            (c) the execution, delivery and performance of this Agreement, the Trademark License Agreement and the Software License Agreement, the consummation by 24/7 Media of the transactions contemplated hereby and thereby will not (i) require the consent, license, permit, waiver, approval or other action of any court or governmental authority, or any other individual, partnership, corporation or other association, (ii) violate or conflict with any provision of the Certificate of Incorporation or by-laws of 24/7 Media as in effect immediately prior to and immediately after the Effective Date, or (iii) constitute a default under, violate or conflict with, give rise to a right of termination, cancellation, acceleration or modification under or result in a loss of a material benefit under, any law, contract, rights related to intellectual property to which 24/7 Media or its properties are bound; and

            (d) 24/7 Media has disclosed to China.com all material facts and information known to 24/7 Media concerning 24/7 Media, its condition and this Agreement or otherwise, and has not made any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements contained herein not misleading.


                                  ARTICLE VII.
                              TERM AND TERMINATION

      7.1. Term. The term of this Agreement shall be as follows:

            (a)   Term. Unless earlier terminated pursuant to Section 7.2 or
Section 7.3 below, the term of this agreement shall commence on the Effective Date and end on the last day of the Royalty Term (as it may be extended pursuant to Section 7.1(b)).

            (b) Royalty Term Extended. The Royalty Term shall be extended upon either of the following events:

                  (i) Aggregate Minimum Target Not Achieved. If China.com fails to achieve the Aggregate Minimum Revenue Target within seven (7) years from the Effective Date, then the Royalty Term shall be extended until the earlier of (A) the last day of the month in which the Aggregate Minimum Revenue Target is achieved or (B) ten (10) years from the Effective Date.

                  (ii) Equity Exchange Not Consummated. If the Equity Exchange is not consummated as provided in Section 3.1, the Royalty Term shall be extended until the earlier of (A) the last day of the month in which the Aggregate Minimum Target Revenue (as adjusted) is achieved or (B) twenty
      (20) years from the Effective Date.

      7.2. Termination by Either Party. This Agreement may be terminated by either party on 90 days' prior written notice to the other party upon the occurrence of any of the following:

            (a) a material breach by either party of any covenant, duty or undertaking herein, which breach continues without cure for a period of 30 days after written notice of such breach from the non-breaching party to the breaching party;

            (b) the failure of the 24/7 Media - Asia Network to achieve the Initial Revenue Target within 18 months after the Effective Date.

            (c) a material breach by either party of the Trademark License Agreement or the Software License Agreement, which breach continues without cure for a period of 30 days after written notice of such breach from the non-breaching party to the breaching party.

      7.3. Termination by 24/7 Media. This Agreement may be terminated by 24/7 Media on 90 days' prior written notice to China.com upon the occurrence of any of the following:

            (a) the failure of the 24/7 Media - Asia Network to achieve the Base Revenue Target within one (1) year after the Effective Date; or

            (b) the failure of the 24/7 Media - Asia Network to achieve the Interim Revenue Target within 36 months after the Effective Date.

      7.4. Effect of Termination.

                  (i) If this Agreement is terminated by 24/7 Media pursuant to Section 7.2 or 7.3 above, all licenses and rights granted to China.com hereunder, under the Trademark License Agreement and the Software License Agreement shall terminate and China.com will immediately cease to sell advertising for the 24/7 Media - Asia Network; and 24/7 Media shall be entitled to claim from China.com all damages which would be due to 24/7 Media under law and equity.

                  (ii)  If this Agreement is terminated by China.com pursuant to
      Section 7.2 above, 24/7 Media will immediately cease to sell advertising for the 24/7 Media - Asia Network; and China.com shall be entitled to claim from 24/7 Media all damages which would be due to China.com under law and equity.

      7.5. Obligation to Pay Survives Termination. The termination of this Agreement shall not affect either party's obligation to pay the other any amounts due from the sale of advertising on the 24/7 Media - Asia Network or the 24/7 Media - U.S. Network sold prior to the termination hereof.


                                  ARTICLE VIII.
                          INTELLECTUAL PROPERTY RIGHTS

      8.1. No Other Technology Rights. Except as otherwise expressly provided in this Agreement, the Trademark License Agreement or the Software License Agreement, under no circumstances shall a party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, trade secrets, know-how, trademarks, pending patent and trademark applications, products, or other matters of any other party, including items owned, controlled or developed by the other party, or transferred by the other party to such party, at any time pursuant to this Agreement.


                                   ARTICLE IX.
                                    INDEMNITY

      9.1. China.com Indemnity Obligations. China.com agrees to defend, indemnify and hold 24/7 Media, its Affiliates and their respective employees, officers, directors, counsel and agents harmless from all claims, losses, damages or expenses (including, without limitation, reasonable attorneys' fees and expenses and costs of investigation) arising as a result of: (a) the breach by China.com of any covenant, representation or warranty contained in this Agreement; (b) actual or asserted violations of any applicable law or regulation by China.com or its Affiliates in connection with the sale of advertising on the 24/7 Media - Asia Network; (c) claims for bodily injury or property damage attributable to the sale of advertising by China.com or its Affiliates; or (d) any negligent act or omission of China.com or its Affiliates in the promotion, marketing and sale of any advertisement on the 24/7 Media - Asia Network or any other activity conducted by China.com or its Affiliates under this Agreement which is the proximate cause of injury or property damage to a third party.

      9.2. 24/7 Media Indemnity Obligations. 24/7 Media agrees to defend, indemnify and hold China.com, its Affiliates, and their respective employees, officers, directors, counsel and agents harmless from all claims, losses, damages or expenses (including, without limitation, reasonable attorneys' fees and expenses, and costs of investigation) arising as a result of: (a) the breach by 24/7 Media of any covenant, representation or warranty contained in this Agreement; (b) actual or asserted violations of any applicable law or regulation by 24/7 Media or its Affiliates in connection with the sale of advertising on the 24/7 Media - Asia Network; (c) claims for bodily injury or property damage attributable to the sale of advertising by 24/7 Media or its Affiliates; or (d) any negligent act or omission of 24/7 Media or its Affiliates in the promotion, marketing and sale of any advertisement on the 24/7 Media - Asia Network or any other activity conducted by 24/7 Media or its Affiliates under this Agreement which is the proximate cause of injury or property damage to a third party.

      9.3. Procedure. A party or any of its Affiliates or their respective employees, officers, directors, counsel or agents (the "Indemnitee") that intends to claim indemnification under this Article 9 shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 9 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The Indemnitor may not settle, or otherwise consent to an adverse judgment with respect to, any loss, claim, liability or action without the consent of the Indemnitee, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 9 to the extent of such prejudice, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 9. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. In the event that each party claims indemnity from the other and one party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.


                                   ARTICLE X.
                                  MISCELLANEOUS

      10.1. Further Assurances. Each of the parties hereto has the right from time to time to request a meeting with the other party to review and in good faith renegotiate, if appropriate, the revenue targets set forth herein. Each such request must be reasonably based upon a material adverse event that has affected or will reasonably be expected to affect either party or the U.S. or Asian Internet advertising markets. The meeting must be mutually consented to upon by each party, whose consent shall not be unreasonably withheld.

      10.2. Non-Disclosure Obligations. The parties agree to be bound by the Mutual Non- Disclosure Agreement attached hereto as Exhibit C.

      10.3. Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, failure of communications systems or networks, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; provided, however, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

      10.4. Sublicense and Assignment. Neither party may sublicense and/or assign any rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that no such consent shall be required if the sublicensee or assignee is an entity controlled by, in control of, or under common control with, the party purporting to sublicense or assign a right or obligation hereunder. Any such sublicensee or assignee shall agree in writing to be bound by the terms of this Agreement applicable to the sublicense or assignment, and the assigning or sublicensing party shall remain responsible to the other party for the performance of such sublicensee's or assignee's obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees and sublicensees.

      10.5. Severability. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

      10.6. Notices. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given under this Section 10.5):

                  If to 24/7 Media:
                  -----------------

                  24/7 Media, Inc.
                  1250 Broadway, 27th Floor
                  New York, New York  10001
                  Attention:  Mark E. Moran
                  Fax:  (212) 629-7173

                  with a copy to:
                  ---------------

                  Proskauer Rose LLP
                  1585 Broadway
                  New York, New York  10036-8299
                  Attn:  Ronald R. Papa, Esq.
                  Fax:  (212) 969-2900

                  If to China.com:
                  ----------------

                  China Internet Corporation
                  16/F Guardian House
                  32 Oi Kwan Road
                  Wanchai, Hong Kong
                  China
                  Attention:  Mr. Peter Yip
                  Facsimile No.:  (852) 2893-5245

                  with a copy to:
                  ---------------

                  Rogers & Wells LLP
                  Jardine House, 8th Floor
                  One Connaught Place
                  Hong Kong, China
                  Attention:  Thomas M. Britt, Esq.
                  Facsimile No.:  (852) 2844-3555

All such notices and communications shall be deemed received upon (a) actual receipt by the addressee, (b) actual delivery to the appropriate address or (c) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

      10.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice of laws provisions thereof.

      10.8. Dispute Resolution, Choice of Forum. Any disputes arising between the parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either party of its obligations hereunder, whether before or after the expiration of this Agreement, shall be promptly presented to the Chief Executive Officer of 24/7 Media and the President of China.com for resolution and if they or their designees cannot promptly resolve such disputes, then either party shall have the right to bring an action to resolve such dispute under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrator in accordance with the said rules, as follows:

            (a) Each of the parties shall designate its arbitrator within fifteen (15) days from notification by registered letter. The two arbitrators thus designated shall designate a third arbitrator within 30 days from designation of the second arbitrator, such third arbitrator shall preside over the arbitration court. Arbitration shall be held in London.

      10.9. Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.

      10.10. Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

      10.11. Independent Contractors. China.com and 24/7 Media shall each act as independent contractors. Neither party shall exercise control over the activities and operations of the other party accordingly, each party shall be responsible for paying all applicable social security, withholding, other employment and income taxes for itself and its employees. China.com and 24/7 Media shall bear all expenses incurred in their sales endeavors, except those for which the other party agrees in writing to pay. China.com and 24/7 Media shall each conduct all of its business in its own name and as it deems fit, provided it is not in derogation of the other's interests. Neither party shall engage in any conduct inconsistent with its status as an independent contractor, have authority to bind the other with respect to any agreement or other commitment with any third party, nor enter into any commitment on behalf of the other.

      10.12. Waiver. The waiver by either party hereto of any right hereunder or of the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

      10.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


CHINA.COM CORPORATION


By:   /S/ Peter Yip
      --------------------------------
      Name:  Peter Yip
      Title: Vice Chairman



CHINA INTERNET CORPORATION


By:   /S/ Peter Yip
      --------------------------------
      Name:  Peter Yip
      Title: Vice Chairman



24/7 MEDIA, INC.


By:   /S/ Mark E. Moran
      --------------------------------
      Name:  Mark E. Moran
      Title: Senior Vice President and
             General Counsel

                                      -21-